Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of November 24, 2021 (the “Effective Date”) by and between Intensity Therapeutics, Inc., a Delaware corporation with a place of business at 61 Wilton Road, Westport Connecticut 06880 (the “Company” or “Intensity”) and Lewis H. Bender, residing at 43 Ledgewood Road, Redding CT 06896 (the “Executive”). The Company and the Executive are sometimes referred to as the “Parties”.

WHEREAS, the Company desires to continue to employ Executive as its Chairman, President and Chief Executive Officer, and the Executive desires to accept such continued employment; and

WHEREAS, the Parties wish to establish terms, covenants, and conditions for the Executive’s employment with the Company through this Employment Agreement (this “Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Parties agree as follows:

1.	Duties. During the Term, as defined in Section 2 below, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company, as the Company’s Chairman, President and Chief Executive Officer and in such additional executive level position or positions as shall be assigned to him by the Company’s Board of Directors (the “Board”). While serving in such executive level position or positions, the Executive shall report to, be responsible to, and shall take direction from the Board. The Executive shall also serve as a member of Board in the position of Chairman and as an officer or director of any affiliate of the Company for no additional compensation. The Executive agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience, and talent, perform the duties that are assigned to him. The Executive shall also observe and abide by the corporate policies and decisions of the Company in all business matters.

The Executive represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Executive in corporations and firms other than the Company and its subsidiaries, and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Executive (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Executive will promptly notify the Board of any additional positions undertaken or investments made by the Executive during the Term if they are of a type which, if they had existed on the date hereof, should have been listed on Exhibit A hereto. As long as the Executive’s other positions or investments in other firms do not create a conflict of interest, violate the Executive’s obligations under Section 6 below or cause the Executive to neglect his duties hereunder, all as determined by the Board in its reasonable discretion, such activities and positions shall not be deemed to be a breach of this Agreement.

2.	Term of this Agreement. The term of Executive’s employment pursuant to this Agreement shall be for a period commencing on the Effective Date and terminating when such termination is effectuated pursuant to the termination provisions set forth in Section 4 of this Agreement (the “Term”). Executive’s employment shall be “at-will” as defined under governing law.

3.	Compensation. During the Term, the Company shall pay, and the Executive agrees to accept as full consideration for the services to be rendered by the Executive hereunder, compensation consisting of the following:

A.	Salary. The Company shall pay the Executive a salary of Five Hundred Twenty Three Thousand Dollars ($523,000) per year (the “Base Salary”) payable over 26 bi-weekly installments during the course of 52 weeks. At least 15 days before the beginning of the 2023 calendar year, and at least 15 days before the beginning of each subsequent calendar year of the Term, the Compensation Committee of the Board (the “Committee”) shall review the Executive’s Base Salary and may increase, but not decrease, the Base Salary for the upcoming calendar year at its discretion.

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B.	Bonus. For each calendar year of the Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) not to exceed 75% of Base Salary as in effect at the beginning of the applicable calendar year during the Term (the “Target Bonus Amount”), based on achievement of annual target performance goals that shall be established in writing by the Committee in consultation with the Executive prior to the beginning of each calendar year. The Committee will, on an annual basis, review the performance of the Company and of the Executive in relation to the target performance goals and will pay as an Annual Bonus such Percentage of the Target Bonus, as it deems appropriate, in its sole discretion, to the Executive based upon such review. Any bonus earned in any calendar year will be paid on or before March 15th of the year following the year such bonus is earned. In order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable calendar year with respect to which the Annual Bonus is to be paid. For the 2021 calendar year, the Executive shall be eligible to receive a bonus payable on or before March 15, 2022 in such amount as the Committee determines in its sole discretion, not to exceed 80% of the Executive’s Annual Base Salary in effect as of beginning of the Term of this Agreement.

C.	Benefits. During the Term, the Executive will receive such employee benefits as are generally available to all executives and officers of the Company.

D.	Stock Options.

i.	The Committee shall, from time to time (but no less than once per year), consider the grant to the Executive stock options, restricted stock purchase opportunities and such other forms of equity-based incentive compensation as it deems appropriate, in a composition, amount, and whether to grant at all in its sole discretion, pursuant to the Company’s 2021 Stock Incentive Plan (as hereinafter amended, the “2021 Plan”) or such other stock incentive or equity plan as the Company may adopt. The strike price of such options shall be the closing price of the Common Stock on the NASDAQ (or any national securities exchange on which the Common Stock then trades) on the day of the grant.

E.	Vacation. The Executive shall be entitled to twenty-five (25) days of vacation during each calendar year (prorated for partial years) during the Term, in accordance with the Company’s vacation policies, as in effect from time to time. Any accrued vacation days that Executive possesses at the beginning of the Term by virtue of his employment prior to the beginning of the Term may be carried over, subject to the Company’s vacation carryover policies, which may include a cap on carryover days.

F.	Expenses. Subject to the Company’s reasonable expense reimbursement policies, as in effect from time to time, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel, entertainment and similar items, promptly after the presentation by the Executive, from time-to-time, of an itemized account of such expenses. The Company will also reimburse Executive (in all events by no later than March 15 of the calendar year immediately after the Effective Date) up to five thousand $5,000 for legal fees for the preparation of this agreement.

G.	Clawback Policy. The Company’s obligation to pay any bonus or stock-based incentive compensation under paragraphs B. or D. of this Section 3, and the Executive’s right to receive or retain such compensation, shall be subject to any policy adopted by the Board of Directors or the Committee (or any successor committee of the Board with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) or regulations promulgated thereunder, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Exchange Act or regulations promulgated thereunder.

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4.	Termination.

A.	For Cause. The Company may terminate the employment of the Executive prior to the end of the Term “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Executive occasioned by:

i.	the failure by the Executive to cure a breach of a material duty imposed on the Executive under this Agreement or any other written agreement between Executive and the Company, or any policy of the Company, within 10 business days after written notice thereof by the Company, if curable in the reasonable discretion of the Board;
ii.	acts by Executive of fraud, embezzlement, theft, willful misconduct, gross negligence, or other material dishonesty directed against Intensity; or
iii.	the failure or refusal by Executive to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company, which, if curable in the reasonable discretion of the Board, has not been cured within 10 business days after written notice thereof by the Company; or
iv.	the Executive’s having been formally charged with the commission of a felony (other than a traffic offense) or a crime involving moral turpitude.

In the event of termination by the Company “for cause,” the accrual of salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Executive except for reimbursement of expenses under paragraph F of Section 3 above and payment of Base Salary, benefits and vacation time accrued prior to the date of such termination.

B.	Resignation. The Executive may resign at any time upon at least 90 days’ notice. If the Executive resigns for any reason other than Good Reason (as defined in paragraph D of this Section 4 below), the accrual of all salary, benefits and other payments shall cease at the time such resignation becomes effective. At the time of any such resignation, the Company shall pay the Executive the value of any accrued but unused vacation time, if payable in accordance with the terms of the Company’s policies, and the amount of all accrued but previously unpaid Base Salary through the date of such termination. The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above.

C.	Disability, Death. The Company may terminate the employment of the Executive prior to the end of the Term if the Executive has been unable to perform his duties hereunder or a similar job for either (a) a continuous period of nine (9) months or (b) one hundred eighty out of three hundred and sixty five days (a “Disability Period”), in either case due to a physical or mental condition that, in the opinion of a licensed physician selected in accordance with the following sentence, will be of indefinite duration or is without a reasonable probability of recovery for the Disability Period. The Executive agrees to submit to an examination by a licensed physician of his choice in order to obtain such opinion, at the request of the Company. The Company shall pay for any requested examination. However, this provision does not abrogate either the Company’s or the Executive’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination “for cause.”

If during the Term, the Executive dies or the Executive’s employment is terminated because of the Executive’s disability, all salary, benefits and other payments shall cease at the time of death or termination due to disability, provided, however, that the Company shall pay the Executive or Executive’s estate, the value of any accrued but unused vacation time, the amount of all accrued but previously unpaid Base Salary through the date of such termination, a payment equal to the Target Bonus for the calendar year in which the termination date occurred multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, and if the termination date falls between January 1 and March 15, the amount of any unpaid Annual Bonus for the fully completed prior calendar year. The Company shall promptly reimburse the Executive or Executive’s estate for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3 above.

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D.	Termination Without Cause or by Executive for Good Reason. A termination “without cause” is a termination of the employment of the Executive by the Company that is not “for cause” and not occasioned by the resignation, death or disability of the Executive. A termination by the Executive for Good Reason shall mean a resignation by the Executive on account of: (i) a material reduction in the Executive’s duties, authority or responsibilities; (ii) relocation of Executive’s place of employment without Executive’s consent to a location more than fifty miles from the Company’s current executive offices; or (iii) any material breach by Company of this Agreement; provided that the Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances and fails to do so. If the Executive does not terminate employment for Good Reason within one-hundred eighty days after the completion of the cure period, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason the Company shall pay to Executive the severance payments provided in paragraph E of this Section 4. In addition to such severance payments, the Company shall pay to Executive at the time of termination the value of any accrued but unused vacation time (if payable pursuant to the Company’s policies) and the amount of all accrued but previously unpaid Base Salary through the date of such termination. If the termination falls between January 1 and March 15 and the Executive has not yet received his Annual Bonus for the prior calendar year, such bonus shall be paid to the Executive by no later than March 15 of the year of termination. The Company shall promptly reimburse the Executive for the amount of any expenses incurred prior to such termination by the Executive as required under paragraph F of Section 3.

E.	Severance. If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason), then, subject to Executive’s execution and non-revocation of a general release in favor of the Company, its affiliates and their current and former officers, directors and employees, in substantially the form of Exhibit B (the “Release”) and subject to such Release becoming effective following any right of revocation within 45 days following the termination date (such 45-day period, the “Release Period”), the Executive shall be entitled to receive the following as severance: (i) equal bi-weekly installment payments payable over the course of a two year period beginning on the termination date (with the first such payment made on the first payroll date after the effective date of the Release, inclusive of amounts which would have been paid between the termination date and the effective date of the release) in accordance with the Company’s normal payroll practices, which are in the aggregate equal to two times the sum of the Executive’s Base Salary and Target Bonus for the year in which the termination date occurs, which installment payments shall begin on the Company’s first regular payroll date following the end of the Release Period; (ii) a payment, to be made no later than March 15 of the calendar year following the year in which the termination date occurred, equal to the Target Bonus for the calendar year in which the termination date occurred multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year. For the sake of clarity, in the event that Executive breaches any provision of this Agreement which survives the termination of employment, any right to continue the Severance shall cease and such cessation of payments shall be without prejudice to any other remedies that the Company may have for such breach.

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F.	Change of Control Severance. If there is a Change in Control of the Company (as defined below) during the Term and the employment of the Executive is concurrently with such Change in Control or within six months after such Change in Control terminated (i) by the Company without Cause, (or (ii) by the resignation of the Executive for Good Reason, then in addition to Executive’s rights under the Company’s employee benefits plans (paragraph C of Section 3 above) and in addition to his right to receive his accrued but unpaid Base Salary and vacation pay, any unpaid Annual Bonus for a fully completed calendar year, and his expense reimbursements (paragraph D of this section 4), but in lieu of the severance payments set forth in paragraph F of this Section 4, the Company shall pay the Executive, as a lump sum severance payment, at the time of such termination, an amount equal to (a) two and on-half (2.5) times the sum of Executive’s Base Salary and Target Bonus, as in effect at the time of such termination, plus (b) a payment equal to the Target Bonus for the calendar year in which the termination date occurred multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year.

For the purpose of this Agreement, a Change of Control occurs for purposes of a Company stock plan in accordance with the definition contained therein, and for all other purposes a Change of Control occurs if:

i)	one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)	one person (defined for the purposes of this paragraph G to mean any person within the meaning of Section 13(d) of the Exchange Act), or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock;

(iii)	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	upon the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

G.	Benefit and Stock Plans. In the event that a benefit plan, equity plan or award agreement which covers the Executive has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan, equity plan or award agreement shall control the disposition of the benefits or awards thereunder.

H.	Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (and any committee thereof) of the Company or any of its affiliates.

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I.	Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation following termination of his employment. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation..

5.	Proprietary Information Agreement. Executive has executed a Proprietary Information Agreement as a condition of employment with the Company. The Proprietary Information Agreement shall not be limited by this Agreement in any manner, and the Executive shall act in accordance with the provisions of the Proprietary Information Agreement at all times hereinafter.

6.	Non-Competition. Executive agrees that for so long as he is employed by the Company under this Agreement and for two (2) year thereafter, the Executive will not:

A.	enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

B.	engage in any directly Competitive Business for his own account;

C.	become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; or

D.	solicit, interfere with, or endeavor to entice away from the Company, any of its customers, employees, consultants, service providers, strategic partners, or sources of supply.

Nothing in this Agreement shall preclude Executive from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (4.9%) of the publicly-traded equity securities of such Competitive Business. “Competitive Business” for purposes of this Agreement shall mean any business or enterprise:

a.	which is engaged in the development, commercialization or distribution of drugs given intratumorally for treatment of cancer, or

b.	in which the Company engages in or has made material steps to engage in during the Term pursuant to a determination of the Board and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment.

The covenant set forth in this Section 6 shall terminate immediately upon the substantial completion of the liquidation of assets of the Company

It is agreed that any breach of this Agreement relating to Paragraph 6 would likely result in immediate and irreparable injury and, therefore, it is recognized and agreed that the Company shall be entitled to equitable relief from Executive including injunctive relief and specific performance, in addition to all other remedies available at law in the event of a breach, without the posting of a bond. Notwithstanding the provisions of Paragraph 7 of this Agreement (i.e., “Arbitration”), the Company may proceed directly to a Court of competent jurisdiction as further provided in Section 10 to obtain the relief provided for in this Paragraph 6, without first resorting to arbitration.

7.	Arbitration. Other than an action for injunctive relief to enforce Section 6, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New Haven, Connecticut (or such other location as may be agreed to by the Parties), in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect. If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall indemnify the Executive against and hold him harmless from any attorney’s fees, court costs and other expenses incurred by the Executive in connection with the preparation, commencement, prosecution, defense, or enforcement of any arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment under paragraph F or G of Section 4 above or under this sentence. The parties agree that any arbitration proceeding shall be confidential and shall take all commercially reasonable steps to ensure that pleadings, documents or testimony provided shall remain confidential.

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8.	Attorneys’ Fees and Expenses. Except as otherwise provided in Section 7, in the event that any action, suit, or other legal or equitable proceeding is brought by either party to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, the Arbitrator shall have the discretion to apportion among the parties as part of the arbitration award any fees and expenses, including attorneys’ fees.

9.	Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its conflicts of laws principles.

10.	Jurisdiction; Service of Process. Except as otherwise provided in Section 7, any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Connecticut and each of the Parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

11.	Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court or other tribunal (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND RELATED DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

13.	Compliance with Section 409A of the Internal Revenue Code. It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder (“Section 409A”). Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. If, when the Executive’s employment with the Company terminates, the Executive is a “specified employee” as defined in Section 409A(a)(1)(B)(i), and if any payments under this Agreement, including payments under Section 4, will result in additional tax or interest to the Executive under Section 409A(a)(1)(B) (“Section 409A Penalties”), then despite any provision of this Agreement to the contrary, the Executive will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in Section 409A Penalties to the Executive. As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a lump sum. Additionally, if any provision of this Agreement would subject the Executive to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A during any period in which an arrangement is permitted to comply operationally with Section 409A and before a formal amendment to this Agreement is required. For purposes of this Agreement, any reference to the Executive’s termination of employment will mean that the Executive has incurred a “separation from service” under Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that any reimbursements provided under this Agreement constitute deferred compensation subject to Section 409A, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

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14.	Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 14, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax (a “Reduced Payment”). “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section (a) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A. All calculations and determinations under this Section shall be made by an independent accounting firm or independent tax counsel appointed and paid for by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

15.	Entire Agreement. This Agreement, together with the executed Proprietary Information Agreement (Exhibit C) referenced above, constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions, and preliminary agreements to this Agreement. This Agreement may not be amended except in writing executed by the Parties.
16.	Effect on Successors of Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the Parties. Notwithstanding the above, the Executive recognizes and agrees that his obligation under this Agreement may not be assigned without the consent of the Company. The Company, however, may assign its rights and obligations under this Agreement.

17.	Counterpart Signatures. This Agreement may be signed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. A fully signed copy, pdf or facsimile copy of this Agreement shall be deemed an original.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

INTENSITY THERAPEUTICS, INC.		EXECUTIVE

By:	/s/ Declan Doogan	By	/s/ Lewis H. Bender
Name:	Declan Doogan		Lewis H. Bender
Title:	Chair of the Compensation Committee		President And CEO, Chairman of the Board

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Exhibit A – List of Boards and greater than 5% Ownerships

None

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EXHIBIT B – Form of Release

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Exhibit C - Proprietary Information Agreement

This Proprietary Information Agreement (this “PI Agreement”) dated as of November 24, 2021, (the “Effective Date”), by and between INTENSITY THERAPEUTICS, Inc., a Delaware corporation (“INTENSITY” or “Company”), and Lewis H. Bender (the “Employee”) with an address of 43 Ledgewood Road, Redding, CT 06896.

1. Employment. INTENSITY hereby employs the Employee to serve as a President, Chief Executive Officer and Chairman of the Board of Directors (“the Board”) at INTENSITY in accordance with the terms and provisions of this PI Agreement, and the Employee hereby accepts such employment with INTENSITY.

2. Term. The term of this PI Agreement shall commence on the Effective Date and shall continue until this PI Agreement is terminated as hereinafter provided.

3. Compensation. As compensation, including vacation and holidays, for all services rendered by the Employee to INTENSITY pursuant to this PI Agreement, INTENSITY shall pay to the Employee the amounts noted in the Employee’ employment agreement dated November 24, 2021 (the “Employment Agreement”).

4. Employee Benefits.

(a) Benefits Generally. The Employee shall not be entitled to receive and participate in employee benefits.

(b) Indemnification Rights. The Employee shall be entitled to reimbursement of travel expenses, to the fullest extent permitted by applicable law, any indemnification agreement that INTENSITY executes with any of its non-officer staff per the Employment Agreement.

5. Description of Duties. During the term of this PI Agreement, the Employee shall:

(a) Devote for time as needed, professional skills, attention and energies to the fulfillment of the duties customarily associated with such position and outlined the Employment Agreement, and

(b) Act in accordance herewith, and in all accounts be responsible and responsive to the Board of INTENSITY.

6. General Services. During the term of this PI Agreement, the Employee shall consistent with the Employment Agreement:

(a) Observe INTENSITY’s policies and standards of conduct, as well as customary standards of business conduct, including any standards prescribed by law or regulation, or employment manual.

(b) Perform his duties hereunder in a manner that preserves and protects INTENSITY’s business reputation; and

(c) Do all things and render such services as may be necessary or beneficial in carrying out any of the foregoing.

7. Nondisclosure of Proprietary or Confidential Information and Confidential Communications. The Employee recognizes and acknowledges that the marketing plans, scientific data, intellectual property, know-how, scientific reports, analysis, business plans, databases, study results, preclinical plans, clinical data, chemical process, synthesis, research reports, clinical plans, business strategy, the names and addresses of INTENSITY’s customers, vendors, suppliers, business partners, advisors, collaborators or investors, any trade secrets and any other confidential and proprietary information concerning the business or affairs of INTENSITY including but not limited to scientific and technical information, marketing and business plans, budgets, financial projections, employee information, banking information, financial statements, and strategies (hereinafter collectively referred to as the “Confidential Information”) constitute a valuable, proprietary, special and unique asset of INTENSITY’s business. The Employee further recognizes and acknowledges that any communications, whether written, oral or otherwise, that INTENSITY or any of INTENSITY’s employees has with INTENSITY’s existing or prospective customers, investors, vendors, accountants, partners, collaborators and clients are extremely confidential (hereinafter the “Confidential Communications”). The term Confidential Information shall exclude any information that has been made public through no fault of the Employee.

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The Employee shall not, for any reason whatsoever, during or after the termination of his employment with INTENSITY, use, disclose or allow access to, for his own benefit or for that of another, the Confidential Information or the Confidential Communications (or any part thereof) to any person, firm, corporation, association or other entity for any reason or for any purpose whatsoever.

In the event of a breach or threatened breach by the Employee of the provisions of this Section, INTENSITY shall be entitled to an injunction restraining the Employee from so using, disclosing or allowing access to, in whole or in part, the Confidential Information and the Confidential Communications or from rendering any services to any person, firm, corporation, association or other entity to whom the Confidential Information or the Confidential Communications, in whole or in part, have been disclosed or are threatened to be disclosed. Nothing herein shall be construed as prohibiting INTENSITY from pursuing any other remedies available to INTENSITY for such breach or threatened breach, including, but not limited to, the recovery of damages and reasonable attorneys’ fees from the Employee.

Upon termination of this PI Agreement by either party for any reason, the Employee shall return to INTENSITY any of the Confidential Information, Confidential Communications, charts, company literature, reports, employer credit cards or other proprietary materials of INTENSITY including any laptop or purchased equipment then in the Employee’s possession and all other materials of INTENSITY which the Company requests the Employee to so return.

This Section shall in all respects survive any termination of this Agreement and shall remain in full force and effect thereafter until the end of the Terms of the Employment Agreement.

8. Covenant Not to Compete, Duties. The Employee agrees that he shall not directly or indirectly compete with INTENSITY during the term of the Employment Agreement and shall carry out his Duties as defined in the Employment Agreement.

9. Assignment of Rights. Any and all information, data, inventions, discoveries, materials, processes, notebooks and other work product which the Employee conceives, develops, produces or acquires during his employment with INTENSITY, which directly or indirectly relates to work performed for INTENSITY, shall be the sole and exclusive property of INTENSITY. The Employee shall promptly execute any and all documents necessary and take such further actions as INTENSITY may deem necessary to assign any and all of the Employee’s right, title and interest in such property to INTENSITY.

10. Intellectual Property. During the Employee’s employment at INTENSITY, the Employee shall promptly assist with and execute any and all applications, assignments or other documents which an officer or director of INTENSITY shall deem necessary or useful in order to obtain and maintain patent, trademark, copywrite, or other intellectual property protection for INTENSITY’s products or services. After the termination date of his employment with INTENSITY, the Employee shall use reasonable efforts to assist INTENSITY on intellectual property matters as they relate to his employment, and INTENSITY shall reasonably compensate the Employee for his time and expense.

11. Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by INTENSITY or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of INTENSITY. The Employee will return to INTENSITY all such materials and any property (including computers, hard drives, flash drives) as and when requested by INTENSITY. In any event, and whether or not INTENSITY so specifically requests, the Employee will return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee will not retain any such material or property or any copies thereof after such termination.

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12. Non Restricted Activities. During the term of this Agreement, the Employee shall not engage in any business activities or ventures competitive to the business activities of INTENSITY without the express prior written consent of INTENSITY’s Board; provided, however, that nothing in this Agreement shall be construed as preventing the Employee from engaging in customary charitable activities.

13. Assignment; Successors and Assigns, etc. Neither INTENSITY nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that INTENSITY may assign its rights under this Agreement without the consent of the Employee in the event that INTENSITY shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon INTENSITY and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

14. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in a writing of subsequent date hereto and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section may not be waived except as herein set forth.

15. Section Headings. The section headings contained in this PI Agreement are for convenience only and shall in no manner be construed as part of this PI Agreement.

16. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this PI Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

17. Notices. Any and all notices required or permitted to be given under this PI Agreement shall be sufficient if furnished in writing, sent by certified or registered mail, return receipt requested, in the case of notice to INTENSITY, to INTENSITY principal executive offices, attention: Principal Accounting Officer or in the case of notice to the Employee, to the most recent residence address of the Employee appearing in the Employment Agreement, or to such other address as such party may specify in writing.

18. Counterparts. This PI Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this PI Agreement on the day and year here above first written.

INTENSITY THERAPEUTICS, INC.		Agreed and Accepted

By:		By
	Declan Doogan		Lewis H. Bender
	Chair of the Compensation Committee		President, CEO and Chairman of the Board

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